UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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Oxford Health Plans, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2004

Dear Shareholder:

You are cordially invited to attend the 2004 annual meeting of shareholders of Oxford Health Plans, Inc. to be held on June 2, 2004, at 9:00 a.m. local time, at the Trumbull Marriott, 180 Hawley Lane, Trumbull, Connecticut 06611.

This year, two directors are nominated for election to our board of directors. At the meeting you will be asked to: (i) elect two class I directors to serve until the 2007 annual meeting; (ii) ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year 2004; and (iii) act on two identical shareholder proposals.

The accompanying proxy statement provides a detailed description of these proposals. We urge you to read the accompanying materials so that you may be informed about the business to be addressed at our annual meeting.

It is important that your shares be represented at the annual meeting. Accordingly, we ask you, whether or not you plan to attend the annual meeting, to complete, sign and date your proxy and return it to us promptly in the enclosed envelope or to otherwise vote in accordance with the instructions on your proxy card. You could save us money by voting through the Internet or by telephone. If you attend the meeting, you may vote in person, even if you have previously mailed in your proxy. However, if you hold your shares in a brokerage account (“street name”), you will need to provide a proxy form from the institution that holds your shares reflecting stock ownership as of the record date to be able to vote by ballot at the meeting.

We look forward to seeing you at the meeting.

IF YOU PLAN TO ATTEND THE MEETING:

Registration and seating will begin at 8:00 a.m. Shareholders and their guests will be asked to sign-in and may be asked to present valid picture identification. Shareholders holding stock in street name will need to obtain a proxy form from the institution that holds their shares to evidence stock ownership as of the record date.

Sincerely,

Charles G. Berg

President and Chief Executive Officer

OXFORD HEALTH PLANS, INC.

48 Monroe Turnpike

Trumbull, Connecticut 06611

Notice of Annual Meeting of Shareholders

TIME AND DATE	9:00 a.m. on June 2, 2004

PLACE	Trumbull Marriott 180 Hawley Lane Trumbull, Connecticut 06611

PURPOSE

(1)    To elect two class I members of the board of directors to serve for three-year terms;

(2)    To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year 2004;

(3)    To act on two identical shareholder proposals; and

(4)    To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATE	You can vote if you are a shareholder of record at the close of business on April 15, 2004.

PROXY VOTING	It is important that you vote your shares. You can vote your shares by completing and returning the proxy card sent to you. Most shareholders also have the option of voting on the Internet or by telephone. Please refer to your proxy card to determine if these options are available to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

DANIEL N. GREGOIRE

Secretary

Trumbull, Connecticut

April 30, 2004

OXFORD HEALTH PLANS, INC.

48 Monroe Turnpike

Trumbull, Connecticut 06611

Proxy Statement for Annual Meeting

To Be Held June 2, 2004

INTRODUCTION

This proxy statement is being furnished to shareholders of Oxford Health Plans, Inc., a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held on June 2, 2004, at 9:00 a.m., local time, at the Trumbull Marriott, 180 Hawley Lane, Trumbull, Connecticut 06611, and any adjournment or postponement thereof. This proxy statement is dated April 30, 2004, and is first being mailed to shareholders along with the related form of proxy on or about May 3, 2004.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will be asked to consider and vote upon three proposals: (i) to elect two directors to serve as class I directors until the 2007 annual meeting; (ii) to ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2004; and (iii) to act on two identical shareholder proposals. In addition, management will report on our performance and respond to your questions.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on April 15, 2004, the date our board of directors has fixed as the record date for determining holders of outstanding shares of our common stock, par value $.01 per share, are entitled to notice of and to vote at the annual meeting.

What constitutes a quorum and why is one required?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of our common stock outstanding on the record date will constitute a quorum. A quorum is required by law for any action to be taken at the annual meeting. As of the record date, there were 829 holders of record of our common stock and 81,521,460 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote. Thus, the presence, in person or by proxy, of the holders of common stock representing at least 40,760,731 votes will be required to establish a quorum.

Abstentions and broker nonvotes are counted for purposes of determining the number of shares represented at the meeting, but are deemed not to have voted on any proposal. Broker nonvotes occur when a broker nominee, holding shares in street name for the beneficial owner thereof, has not received voting instructions from the beneficial owner and does not have discretionary authority to vote.

A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

How do I vote?

If you complete and properly sign and return the accompanying proxy card in time for the meeting, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. If your shares are held by a broker in street name and you wish to vote at the meeting in person or by proxy, you must obtain a proxy form from your broker to evidence ownership and voting rights. Your votes will be counted by tellers of our transfer agent. These tellers will canvas the shareholders present at the annual meeting, count their votes and count the votes represented by proxies presented.

Unless your proxy specifies otherwise, proxies will be voted (a) FOR the election of the nominated directors; (b) FOR the ratification of Ernst & Young LLP as our independent auditors for fiscal year 2004; (c) AGAINST the shareholder proposals; and (d) otherwise in the discretion of the proxy holders as to any other matter that may come before the annual meeting. We expect that our current executive officers and members of our board of directors will vote their shares (representing approximately .25% of the shares of common stock issued and outstanding as of March 2, 2004) in favor of Proposal Number One and Proposal Number Two and against Proposal Number Three as presented in this proxy statement.

Can I vote by telephone or electronically?

You may vote by telephone or electronically through the Internet by following the instructions included on your proxy card. We encourage you to vote by telephone or through the Internet because such votes are less costly for us to collect and tally. The deadline for voting through the Internet and by telephone is 11:59 p.m. on June 1, 2004.

Can I change my vote?

Any shareholder who has given a proxy has the power to revoke such proxy at any time before it is voted either: (i) by filing a written revocation or a duly executed proxy bearing a later date with Daniel N. Gregoire, our secretary, at Oxford Health Plans, Inc., 48 Monroe Turnpike, Trumbull, Connecticut 06611; (ii) by appearing at the annual meeting and voting in person; or (iii) by casting another vote in the same manner as the original vote was cast. Attendance at the annual meeting will not in and of itself constitute the revocation of a proxy. Voting by those present during the conduct of the annual meeting will be by ballot.

What vote is required to approve each proposal?

Election of Directors.  The affirmative vote of a plurality of the votes of the shares of common stock that are present in person or represented by proxy at the annual meeting and entitled to vote is required to elect the directors.

Ratification of Independent Auditors.  The affirmative vote of the holders of a majority of the shares that are present in person or represented by proxy at the annual meeting and entitled to vote is required to approve this proposal.

Approval of Shareholder Proposals.  The affirmative vote of the holders of a majority of the shares that are present in person or represented by proxy at the annual meeting and entitled to vote is required to approve these proposals.

We will post the results of the voting on our Internet site at www.oxfordhealth.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of your stock?

The table below sets forth certain information regarding beneficial owners known to us as of February 19, 2004 of more than 5% of our outstanding shares of common stock.

	Ownership
Name and Address	Common Stock	Percent

Wellington Management Company, LLP(1) 75 State Street Boston, MA 02109	8,215,950	10.15%
Vanguard Windsor Funds – Vanguard Windsor Fund(2) 100 Vanguard Blvd. Malvern, PA 19355	6,602,800	8.15%
Chieftain Capital Management, Inc.(3) 12 East 49th Street New York, New York 10017	6,073,005	7.50%
Iridian Asset Management LLC, et al.(4) 276 Post Road West Westport, CT	4,439,050	5.50%
Alex Brown Investment Management(5) 217 E. Redwood Street, #1400 Baltimore, MD 21202	4,115,885	5.00%

(1)	This information is furnished in reliance on the Schedule 13G filed by Wellington Management Company, LLP with the Securities and Exchange Commission on February 12, 2004.
(2)	This information is furnished in reliance on the Schedule 13G filed by Vanguard Windsor Funds – Vanguard Windsor Fund with the Securities and Exchange Commission on February 6, 2004.
(3)	This information is furnished in reliance on the Schedule 13G filed by Chieftain Capital Management, Inc. with the Securities and Exchange Commission on February 13, 2004.
(4)	This information is furnished in reliance on the Schedule 13G filed by Iridian Asset Management LLC and other affiliated entities with the Securities and Exchange Commission on February 5, 2004.
(5)	This information is furnished in reliance on the Schedule 13G filed by Alex Brown Investment Management with the Securities and Exchange Commission on February 17, 2004.

How much stock do your executive officers and directors own?

The following table sets forth certain information with regard to the beneficial ownership of our common stock as of the close of business on March 2, 2004, unless otherwise indicated, by: (i) each director and nominee for director; (ii) each of the current executive officers named in the Summary Compensation Table; and (iii) the directors and all executive officers (including two executive officers who were not named in the Summary Compensation Table) as a group.

Name	Common Stock	Percent

Charles G. Berg	675,570	*
Kurt B. Thompson	377,325	*
Kevin R. Hill	239,591	*
Steven H. Black	65,000	*
Alan M. Muney, M.D., M.H.A.	168,186	*
Joseph W. Brown	16,250	*
Jonathan J. Coslet	29,650	*
Robert B. Milligan, Jr.	21,875	*
Ellen A. Rudnick	11,250	*
Benjamin H. Safirstein, M.D.	10,000	*
Kent J. Thiry	21,250	*
Richard C. Vaughan	1,000	*
All Executive Officers and Directors as a Group (14 persons)	2,030,149	2.56%

*Less than one percent.

How is beneficial ownership determined?

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any common stock that such person or group has the right to acquire within 60 days after March 2, 2004. For purposes of computing the percentage of outstanding common stock held by each person named above, any shares that such person has the right to acquire within 60 days after March 2, 2004 are deemed outstanding but such shares are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. The table below provides additional detail regarding management’s securities ownership:

	Shares Included				Shares Excluded
Name	Direct Ownership	Indirect Ownership	Vested Stock Options	Stock Options which Vest within 60 Days	Restricted Stock Units	401(k)(1)	Stock Options which Vest in More than 60 Days

Charles G. Berg	30,921	0	500,899	143,750	50,000	200	631,250
Kurt B. Thompson(2)	38,849	94,725	218,751	25,000	19,000	1,000	228,000
Kevin R. Hill	16,606	0	197,985	25,000	19,000	177	228,000
Steven H. Black	0	0	40,000	25,000	20,000	110	205,000
Alan M. Muney, M.D., M.H.A.	13,446	0	137,240	17,500	14,000	121	146,000
Joseph W. Brown	0	0	16,250	0	-	-	13,750
Jonathan J. Coslet	3,400	0	26,250	0	-	-	13,750
Robert B. Milligan, Jr.	0	0	21,875	0	-	-	13,750
Ellen A. Rudnick	1,250	0	10,000	0	-	-	13,750
Benjamin H. Safirstein, M.D.	0	0	10,000	0	-	-	13,750
Kent J. Thiry	0	0	21,250	0	-	-	20,000
Richard C. Vaughan(3)	0	1,000	0	0	-	-	0
All Executive Officers and Directors as a Group (14 persons)	109,011	95,725	1,539,163	286,250	153,000	1,922	2,030,149

(1)	All of these executive officers are 100% vested in their 401(k) savings with the exception of Mr. Black who is 40% vested.
(2)	Mr. Thompson’s indirect ownership includes the following stock options and common stock held by his spouse: 2,500 shares of common stock owned directly, 71,625 shares of common stock issuable upon exercise of vested stock options and 12,000 shares of common stock issuable upon exercise of stock options that vest within 60 days from March 2, 2004. Mr. Thompson’s indirect ownership does not include restricted stock units held by his spouse nor fully vested shares held in his spouse’s 401(k) account.
(3)	Mr. Vaughan’s indirect ownership includes 1,000 shares of common stock held in trust for the benefit of his spouse.

What securities are authorized for issuance under your equity compensation plans?

The following table includes the specified information as of December 31, 2003 for all of our equity compensation plans which have been approved by our shareholders and all of our equity compensation plans which have not been approved by shareholders.

Securities Authorized for Issuance Under Equity Compensation Plans
Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	6,952,456	$29.25	9,406,753

Equity compensation plans not approved by security holders(2)	925,000	$18.83	89,743

Total(3)	7,877,456	$28.03	9,496,496

(1)	Equity compensation plans approved by our shareholders include the 1991 Oxford Health Plans, Inc. Stock Option Plan, the Oxford Health Plans, Inc. 2002 Equity Incentive Compensation Plan, the Oxford Health Plans, Inc. 2002 Non-Employee Director Stock Option Plan and the 1991 Directors Stock Option Plan. The latter plan expired by its terms in 2001 except with respect to options then outstanding and, accordingly, no securities are available for future issuance thereunder.
(2)	Equity compensation plans not approved by our shareholders include two stock option plans which were exempt from the shareholder approval requirements of the New York Stock Exchange because the options were granted to executive officers as material inducements to entering into employment contracts with us and a stock option plan for independent contractors which was also exempt from the shareholder approval requirements of the New York Stock Exchange because our executive officers and directors are ineligible to participate in it.
(3)	Does not include equity compensation plans which no longer have shares available for granting or under which there are no awards outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than ten percent shareholders are required by the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms that they file.

Based on our review of the copies of such forms, or written representations from certain reporting persons that no reports on Form 5 or Form 4 were required for those persons, we believe that all filing requirements applicable to our officers, directors and greater than ten percent shareholders were complied with in 2003.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Guidelines

The board of directors has developed and adopted a set of corporate governance guidelines to promote the functioning of the board and its committees and to set forth a common set of expectations as to how the board should perform its role. Among other things, the corporate governance guidelines set forth criteria regarding board composition, board member selection and qualification, establishment of committees and committee composition, executive sessions, management succession and board compensation. The guidelines also set forth the board’s expectations of each director in furtherance of the board’s primary responsibility of exercising its business judgment in the best interest of the company. In particular, the guidelines address meeting attendance and participation, loyalty and ethics, other directorships and confidentiality. The corporate governance guidelines require that the board conduct an annual performance evaluation. The board has also determined that each board member shall evaluate each of the other board members. The corporate governance guidelines in their entirety are available on our Internet site at www.oxfordhealth.com.

Presiding Director

The corporate governance guidelines provide that the chairman of the board of directors shall be the presiding and lead director of the board so long as the chairman is not a member of management. Currently, Mr. Thiry is the presiding director of the board of directors. In such role, Mr. Thiry chairs the board’s meetings and executive sessions of our outside (non-management and independent) directors. In addition, Mr. Thiry has been designated the presiding director for purposes of receiving communications from interested parties pursuant to the corporate governance principles of the New York Stock Exchange and from shareholders pursuant to recently proposed rules of the Securities and Exchange Commission. You may express your concerns, whether such concerns relate to accounting-related matters or otherwise, by contacting the presiding director through the communication channels set forth in the section entitled “Communications with Directors and Management” hereafter.

Committees of the Board of Directors

The board of directors has established an audit committee, a compensation committee, a nominating committee and a corporate governance committee. The functions, responsibilities and members of each of the committees are described below. Each of these committees operates pursuant to charters which are posted on our Internet site at www.oxfordhealth.com.

Audit Committee:  The audit committee is comprised solely of independent directors. The functions of the audit committee are to recommend annually to the board of directors the appointment of our independent outside and internal auditors, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with such auditors, review and approve non-audit services of the independent outside auditors, review compliance with our existing major accounting and financial policies, review the adequacy of our financial organization, and review management’s procedures and policies relative to the adequacy of our internal accounting controls and compliance with federal and state laws relating to accounting practices. The current members of the audit committee are Messrs. Brown (chairman) and Vaughan and Ms. Rudnick. The Board has determined that Mr. Vaughan is our “audit committee financial expert” and has accounting or related financial management expertise. The Board has also determined that each of Messrs. Brown and Vaughan and Ms. Rudnick is financially literate.

Compensation Committee:  The compensation committee is comprised solely of independent directors. This committee administers our equity compensation plans and annual and long-term bonus plans and oversees our qualified defined contribution 401(k) savings plan and non-qualified deferred compensation plan. The committee also reviews and recommends, from time to time, amendments to existing compensation plans and establishment and implementation of new compensation plans. The compensation committee also considers and makes recommendations with respect to the compensation of our chief executive officer and other members of senior management and makes recommendations to the board of directors generally on organization, succession, salary and incentive compensation and other grants and awards under our compensation and benefit plans. The current members of the compensation committee are Messrs. Milligan (chairman), Brown and Thiry.

Nominating Committee:  The nominating committee is comprised solely of independent directors. This committee considers and makes recommendations on nominations for membership on our board of directors. The committee’s process for selecting nominees to the board is described in more detail under “Nominating Committee Process for Selecting Nominees to the Board” below. The committee also monitors the board’s review of director independence. The current members of the nominating committee are Messrs. Thiry (chairman), Coslet and Milligan, Ms. Rudnick and Dr. Safirstein.

Corporate Governance Committee:  The corporate governance committee is comprised solely of independent directors. The purpose of this committee is to develop and recommend to the board a set of corporate governance principles applicable to the company, to develop and recommend to the board a code of business conduct and ethics applicable to our directors, officers and employees and a corporate code of ethics for our senior financial officers and to oversee our ongoing efforts to ensure high standards of ethics, business practices and regulatory compliance. The current members of the corporate governance committee are Messrs. Thiry (Chairman), Coslet, Brown, Milligan and Vaughan, Ms. Rudnick and Dr. Safirstein. Prior to the formation of the corporate governance committee, the independent members of the board were responsible for corporate governance matters.

Compensation Committee Interlocks and Insider Participation

Robert B. Milligan, Jr., a member of our compensation committee, was a director and the interim chief executive officer of BenefitPort, LLC, a technology–based insurance and employee benefits distribution network. During 2003, we paid approximately $4.9 million to BenefitPort representing commissions and bonuses earned on our health care benefit products it sold to employer groups. This amount represents approximately 6.4% of BenefitPort’s gross revenues for 2003 and .10% of our total expenses for 2003. Our revenues that come from employer groups represented by BenefitPort represent approximately 4.9% of our 2003 gross revenues. Mr. Milligan has been an advisor to BenefitPort since 1998. He joined BenefitPort’s board of directors and was appointed its interim chief executive officer in September 2002. As of December 31, 2003, Mr. Milligan no longer served as an employee nor as a director of BenefitPort.

Number of Meetings and Attendance

During 2003, the board of directors held twenty-one meetings, the audit committee held six meetings, the compensation committee held seven meetings and the nominating committee held five meetings. The corporate governance committee was formed in December 2003 and did not hold any meetings in 2003. During 2003, each of the incumbent directors attended at least 75% of the meetings of the board of directors and 75% of the meetings of any committees upon which he or she served that occurred while such director was a member of the board and such committees, except (i) Dr. Safirstein attended fourteen out of twenty-one meetings of the board and (ii) Mr. Coslet attended ten out of twenty-one meetings of the board and four out of seven meetings of the compensation committee which were held while he was a member thereof.

The board does not have a written policy regarding board member attendance at annual shareholders meetings. Messrs. Berg, Brown and Milligan attended the 2003 annual shareholders meeting.

Directors’ Compensation

Meeting Fees and Annual Retainers.  Each member of our board of directors who is not one of our current employees receives an annual retainer of $38,000 and the chairman of the board receives an annual retainer of

$75,000. In addition, each non-employee director is entitled to receive $1,000 for each meeting of the board of directors and for each committee meeting attended in person and $500 for each meeting attended by telephone conference. Non-chair members of the audit committee receive an additional annual retainer of $5,000 and the chairman of the audit committee is authorized to receive an additional $20,000 annual retainer. However, Mr. Brown, the current chairman of the audit committee elected not to receive this retainer. In addition, the chairman of the compensation committee receives an additional $15,000 annual retainer. Mr. Berg does not receive any additional compensation for his service as a member of the board of directors.

Stock Options.  Each non-employee director receives an automatic grant of nonqualified options to purchase 10,000 shares of our common stock on the Friday following each annual meeting of shareholders. Mr. Thiry, as chairman, receives an additional grant of 5,000 stock options on comparable terms. The exercise price for the options is the last sale price of our common stock on the New York Stock Exchange on the date of grant. One-fourth of the options vest on each of the date of grant and each of the next three anniversaries thereof and the options expire seven years from the date of grant. Accordingly, on May 16, 2003, the Friday following our 2003 annual meeting of shareholders, Messrs. Brown, Coslet and Milligan, Ms. Rudnick and Dr. Safirstein were each granted options to purchase 10,000 shares and Mr. Thiry was granted options to purchase 15,000 shares of our common stock at an exercise price of $36.09 per share.

Perquisites and Other Benefits:  Commencing January 1, 2004, the members of our board of directors became eligible to participate in our new deferred compensation plan pursuant to which directors can defer their meeting fees and annual retainers and any restricted stock units or similar equity compensation that may be awarded to directors in the future. Amounts deferred under this plan will be deemed invested with rates of return tied to either a fixed income account or an Oxford stock unit account. Transfers are permitted from the fixed income account to the Oxford stock unit account but are not permitted from the Oxford stock unit account to the fixed income account. Dividends on amounts invested in the Oxford stock unit account are paid in cash and allocated to the fixed income account. The company does not contribute to this plan. We also pay all reasonable expenses incurred by directors for attending meetings, pay for certain director continuing education programs and related expenses and maintain directors and officers liability insurance. We do not provide a retirement plan or other perquisites for our directors.

Nominating Committee’s Process for Selecting Nominees to the Board

The nominating committee considers candidates for board membership suggested by its members and other board members, as well as by management and by our shareholders. The nominating committee has also retained a third-party search firm to identify candidates from time to time upon request of the committee. Shareholders can recommend a prospective nominee for the board by writing to our corporate secretary at 48 Monroe Turnpike, Trumbull, CT 06611 along with whatever supporting material the shareholder considers appropriate. All such shareholder nominees must satisfy the following criteria for board qualification:

•	The candidate’s accomplishments and reputation in the business community must be such as to compliment the other members of the board and the reputation of the company;

•	The candidates should have knowledge of and contacts in the healthcare or related industries;

•	The candidate should have experience with businesses and other organizations of comparable size to the company;

•	The candidate should be able and willing to commit adequate time to board and committee matters;

•	The candidate’s skills should compliment the skills of the other board members in building a board that is effective, collegial and responsive to the needs of the company; and

•	The candidate’s diversity of viewpoints, background, experience and other demographics should compliment the composition of the board.

The initial determination to seek a board candidate is usually based on the need for additional board members to fill vacancies or to expand the size of the board, although the decision can also be based on the need for certain skill sets or qualifications, such as financial expertise. The committee’s process for identifying and evaluating nominees for director is the same no matter who makes the recommendation. Once the committee has determined, in consultation with other board members, that additional consideration of a candidate is warranted, the committee may request third parties to gather additional information about the prospective candidate’s background, experience and independence and the committee or other members of the board may interview the prospective candidate. The committee then evaluates the prospective nominee against the standards and qualifications set forth above and the corporate governance guidelines. In addition to the qualifications set forth above, the committee also considers such other relevant factors as it deems appropriate, including the current composition of the board and the candidate’s personal qualities and characteristics.

Following this evaluation, if the committee believes that the prospective candidate is qualified for nomination, the committee makes a recommendation to the full board and the board determines whether the candidate should be nominated to the board.

Director Independence

The corporate governance guidelines provide that a majority of the members of our board of directors must meet the criteria of independence as required by the listing standards of the New York Stock Exchange. No director qualifies as independent unless the board determines that the director has no direct or indirect material relationship with the company. In January and February 2004, our board of directors undertook an annual review of director independence. This review commenced with completion by each director of disclosure and independence questionnaires. During this review, the board considered transactions and relationships between each director or any member of his or her immediate family and the company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” above. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. In making this determination, the board applied the following standards, in addition to any other relevant facts and circumstances:

•	A director, who is an employee, or whose immediate family member is an executive officer of the company, is not independent until three years after the end of such employment relationship.

•	A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), generally is presumed not to be independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

•	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company is not independent until three years after the end of either the affiliation or the employment or auditing relationship.

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, our company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after such payments fall below such threshold.

•	A director who serves as an executive officer of a charitable organization that received contributions from us during the organization’s most recent fiscal year equal to or greater than the lesser of $1 million and 2% of the charitable organization’s consolidated gross revenues is presumed not to be independent.

In addition, the New York Stock Exchange listing standards impose additional independence and qualification standards on our audit committee members. Under these standards, each audit committee member, in addition to meeting the definition of independence applicable to all non-employee directors, is prohibited from having any direct or indirect financial relationship with the company.

Under the standards set forth above, the board has determined that all of its members, including each of the members of our audit committee, but not Mr. Berg who is our chief executive officer, are independent as of the date of this proxy statement. Regarding the relationship described above under “Compensation Committee Interlocks and Insider Participation”, the board has determined that Mr. Milligan became “independent” as of January 1, 2004 as the result of his ceasing to be an employee and member of the board of directors of BenefitPort, LLC as of December 31, 2003.

Code of Business Conduct & Ethics

All of our employees, including the executives named herein, and all of the members of our board of directors are required to abide by our Code of Business Conduct & Ethics which is a guide to business and professional conduct at Oxford. The code provides the framework for a comprehensive ethics and compliance process designed to ensure that we conduct our business in a legal and ethical manner. All employees and directors are expected to understand and comply with the policies and obligations described in the code.

The code covers all areas of professional conduct, including basic employment practices, compliance with laws, rules and regulations, insider trading, conflicts of interest, business and trade practices, use of company equipment, operational practices, confidentiality, record management, corporate citizenship, whistleblowing, retaliation and discipline. In light of their heightened responsibilities, the code also contains provisions which are specifically applicable to our senior financial officers. For purposes of these provisions, the term “senior financial officers” includes our chief executive officer, chief financial officer, principal accounting officer or controller and all other employees in the position of vice president or higher.

The code contains a whistleblower policy which sets forth the steps an employee should take if he or she has a question about the application of the code. The whistleblower policy contained in the code also sets forth the audit committee’s procedures for the receipt, retention and treatment of complaints received from employees regarding accounting, internal accounting controls or auditing matters as required by the Sarbanes-Oxley Act of 2002.

The full text of our Code of Business Conduct & Ethics is available on our Internet site at www.oxfordhealth.com. We intend to disclose future amendments to, or waivers from, the provisions of the code, if any, made with respect to any of our directors and executive officers on our Internet site.

Disclosure Controls and Procedures

We have adopted disclosure controls and procedures which are designed to ensure that all public financial disclosures are accurate, complete and timely. We have also created a disclosure committee which is responsible for ensuring our compliance with the disclosure controls and procedures and for the evaluation of those procedures. If you become aware that our public disclosures are not accurate, complete or timely, or become aware of a transaction or development you believe may require disclosure, you should report the matters immediately to our corporate secretary at 48 Monroe Turnpike, Trumbull, Connecticut 06611.

Communications with Directors and Management

We have several communications channels established for employees, shareholders and other interested parties to communicate with our management and/or our board of directors or committees thereof.

Member and Provider Communications:  Our members and providers have specific mechanisms for contacting us regarding such matters as benefits, claims or other administrative matters. Member and provider contact information is available on our Internet site at www.oxfordhealth.com. Although our employees and members of management address most of these matters, significant issues are brought to the attention of senior management and, in certain cases, the board of directors.

Investor Relations:  We maintain an investor relations department which is responsible for communicating with current or prospective shareholders and addressing any issues raised by them. The contact information for our investor relations department is as follows:

Gary Frazier, Senior Vice President, Investor Relations and Communications

Phone: (203) 459-7331

Email: gfrazier@oxfordhealth.com

Presiding Director: You may communicate with Mr. Thiry, the presiding director, through the following channels:

E-mail: PresidingDirector@oxfordhealth.com.

Post Office Address:

Communications with Presiding Director

Compliance Department

C/O Oxford Health Plans, Inc.

48 Monroe Turnpike

Trumbull, CT 06612

All communications to the presiding director will be treated confidentially. Communications should clearly identify the issue being raised, the name of the party initiating the communication and contact information for potential follow-up.

These communications will initially be received by a designee of the presiding director who will log, track and summarize the matters raised in the communication. The presiding director may direct that such communications be presented to the full board of directors, non-management directors, one or more board committees or management and may direct that matters raised in the communications be investigated by outside advisors or counsel or by management.

PROPOSAL NUMBER ONE - ELECTION OF DIRECTORS

Our Second Amended and Restated Certificate of Incorporation, as amended, provides for a board of directors divided into three classes, as nearly equal in number as the then total number of directors constituting the entire board permits, with the term of office of one class expiring each year at the annual meeting of shareholders. Each class of directors is elected for a term of three years except in the case of elections to fill vacancies or newly created directorships.

The board of directors presently consists of eight persons: Charles G. Berg, Joseph W. Brown, Jonathan J. Coslet, Robert B. Milligan, Jr., Ellen A. Rudnick, Benjamin H. Safirstein, M.D., Kent J. Thiry and Richard C. Vaughan. The proxies cannot be voted for a greater number of persons than the two nominees named.

The board of directors proposes that Benjamin H. Safirstein, M.D. and Kent J. Thiry, both of whom are currently serving as directors, be re-elected to serve as class I directors for terms of three years and until the election and qualification of their successors. Unless a shareholder WITHHOLDS AUTHORITY, the holders of proxies representing shares of common stock will vote FOR the election of Benjamin H. Safirstein, M.D. and Kent J. Thiry as class I directors. Mr. Coslet is also a class I director but will not be seeking re-election at the annual meeting. The board of directors has no reason to believe that any nominee will decline or be unable to serve as a director. However, if a nominee shall be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the board of directors. Ms. Rudnick and Mr. Berg serve as class II directors whose terms expire in 2005, and Messrs. Brown, Milligan and Vaughan serve as a class III directors whose terms expire in 2006. These directors are not standing for re-election because their terms as directors extend past the annual meeting.

Certain Information Regarding Our Directors and Executive Officers

The following table sets forth the age and title as of the date of this proxy statement of each nominee director, each director continuing in office and each of our current executive officers who is not a director, followed by descriptions of such person’s business experience during the past five years. Mr. Coslet, age 39, is a class I director as of the date of this proxy statement, but he will not be seeking re-election at the annual meeting.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS

Name	Age	Position
Kent J. Thiry	48	Chairman of the Board of Directors
Benjamin H. Safirstein, M.D.	65	Director

CLASS II DIRECTORS WHOSE TERMS EXPIRE IN 2005

Name	Age	Position
Charles G. Berg	46	President, Chief Executive Officer and Director
Ellen A. Rudnick	53	Director

CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 2006

Name	Age	Position
Joseph W. Brown	55	Director
Robert B. Milligan, Jr.	54	Director
Richard C. Vaughan	54	Director

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name	Age	Position
Kurt B. Thompson	43	Executive Vice President, Chief Financial Officer
Kevin R. Hill	41	Executive Vice President, Sales and Business Strategy
Steven H. Black	41	Executive Vice President, Operations and Chief Information Officer
Alan M. Muney, M.D., M.H.A.	50	Executive Vice President, Chief Medical Officer
Paul C. Conlin	46	Executive Vice President, Healthcare Services
Daniel N. Gregoire	48	Executive Vice President, General Counsel and Secretary

Charles G. Berg became our President and Chief Executive Officer in November 2002. He was appointed as a member of our board of directors in September 2002. Previously, he served as our President and Chief Operating Officer since March 2001, Executive Vice President of Medical Delivery and Technology since January 2001 and Executive Vice President of Medical Delivery since April 1998. Prior to joining Oxford, Mr. Berg was the founder of Health Partners, Inc. (“HPI”), a physician management company, and from September 1993 until October 1997 served HPI in several capacities, including as its Chief Executive Officer. In October 1997, HPI was acquired by FPA Medical Management, Inc. (“FPAM”). From October 1997 through April 1998, Mr. Berg was President, Eastern Region of FPAM. Mr. Berg was also a Senior Vice President and Managing Director of WSGP Partners, L.P., a Los Angeles-based investment firm, from October 1987 until September 1993. From 1982 to 1987, Mr. Berg was an attorney with the law firm Gibson, Dunn & Crutcher.

Joseph W. Brown became a member of our board of directors in May 2000. Mr. Brown has been the Chairman and Chief Executive Officer since January 1999 of MBIA Inc., a financial services company. Mr. Brown was the Chairman, President and Chief Executive Officer of Talegen Holdings, Inc. (formerly the insurance holdings operations of Xerox Corporation) from January 1992 until August 1998. From November 1974 through November 1991, Mr. Brown served in various positions, including as the President and Chief Executive Officer of the Fireman’s Fund Corporation. Mr. Brown currently serves on the board of directors of MBIA Inc. and Safeco Corp.

Jonathan J. Coslet joined our board of directors in May 1998. Mr. Coslet is a partner of Texas Pacific Group where he has worked since 1993. Prior to joining Texas Pacific Group, Mr. Coslet was in the Investment Banking Department of Donaldson, Lufkin & Jenrette, specializing in leveraged acquisitions and high yield finance from September 1991 to February 1993.

Robert B. Milligan, Jr. became one of our directors in July 1992. Mr. Milligan was Chairman of Wyndam Capital, L.P., a registered broker-dealer, from 1995 through 1998 and, through December 1997, was Director, President and Chief Executive Officer of Verigen Inc., a biopharmaceutical company. From 1989 through 1995, Mr. Milligan was the managing general partner of Madison Group, L.P., a private equity fund. Mr. Milligan currently engages in business and financial consulting as Chairman and Chief Executive Officer of Fairchester, Inc. and, as such, Mr. Milligan was recently one of the founders of BenefitPort, LLC, a national distributor of employee benefit products and technology. Mr. Milligan was a director of BenefitPort and its interim Chief Executive Officer from September 2002 through December 2003. BenefitPort filed for bankruptcy protection in May 2003. Mr. Milligan has been an officer and has served on the board of directors of several private and public companies.

Ellen A. Rudnick became one of our directors in October 2001. She is Executive Director and Clinical Professor, Michael P. Polsky Center at the University of Chicago Graduate School of Business. She previously served as Chairman of CEO Advisors, Inc., a privately held consulting firm. From 1993 until 1999, Ms. Rudnick served as Chairman of Pacific Biometrics, Inc., a publicly held healthcare biodiagnostics company, and its predecessor, Bioquant. From 1990 to 1992, she was President and Chief Executive Officer of Healthcare Knowledge Resources (“HKR”), a privately held healthcare information technology corporation, and subsequently served as President of HCIA, Inc. (“HCIA”) following the acquisition of HKR by HCIA. From 1975 to 1990, Ms. Rudnick served in various positions at Baxter Health Care Corporation, including Corporate Vice President and President of its Management Services Division. Ms. Rudnick also serves on the board of directors of Health Management Systems, Inc. and Patterson Dental Supply, Inc. and serves on the boards of other private for profit and not for profit companies.

Benjamin H. Safirstein, M.D. became a director in 1985. Dr. Safirstein was our New York Regional Vice President and Medical Director from January 1996 until July 1998. Dr. Safirstein served as one of our Senior Medical Directors from 1985 to September 1992. Dr. Safirstein is a Clinical Associate Professor of Medicine at the Mount Sinai School of Medicine. He is board-certified in internal medicine and pulmonary medicine. Dr. Safirstein also practices medicine with the Better Breathing Center. Dr. Safirstein is a graduate of the Chicago Medical School and the Mount Sinai Hospital residency program, where he was Chief Resident of Medicine.

Kent J. Thiry became one of our directors in August 1998 and was elected non–executive Chairman of the Board in November 2002. Mr. Thiry has been Chairman and Chief Executive Officer of DaVita, Inc., a company that operates a chain of dialysis centers, since October 1999. Mr. Thiry was Chairman and Chief Executive Officer of Vivra Holdings, Inc., a specialty healthcare services company, from June 1997 until October 1999. Prior thereto, Mr. Thiry was Chief Executive Officer of Vivra Incorporated from November 1992 and President and Chief Operating Officer of Vivra Incorporated from September 1991.

Richard C. Vaughan became a director in June 2003. Mr. Vaughan is currently Executive Vice President and Chief Financial Officer of Lincoln Financial Group. Mr. Vaughan joined Lincoln in July 1990, as Senior Vice President and Chief Financial Officer of Lincoln National’s Employee Benefits Division. In June 1992, he was appointed Chief Financial Officer for the corporation. He was promoted to Executive Vice President in January 1995.

Kurt B. Thompson has served as our Executive Vice President and Chief Financial Officer since March 2000. Prior thereto, Mr. Thompson served as our Vice President, Finance since August 1998. From July 1995 through July 1998, Mr. Thompson was a financial executive with Kmart Corporation in Troy, Michigan. While at Kmart Corporation, he served in areas of increasing responsibility from Assistant Controller to Divisional Vice President Finance and Vice President Merchandise Controller.

Kevin R. Hill became our Executive Vice President, Sales & Business Strategy in November 2002 and became an executive officer in February 2003. Mr. Hill has held various other positions within Oxford since he first joined us in July 1989, including Executive Vice President Sales and Marketing and Vice President of Sales.

Steven H. Black became our Executive Vice President, Operations and Chief Information Officer in November 2002 and became an executive officer in February 2003. From December 2001 through November 2002, he was our Senior Vice President and Chief Information Officer. From September 1994 through September 2001, Mr. Black held various positions with Health Net, Inc., a managed health care company, most recently as its Senior Vice President and Chief Information Officer. Mr. Black also served as the Director, Corporate Initiatives at G.E. Capital during May 1999.

Alan M. Muney, M.D., M.H.A. became our Executive Vice President and Chief Medical Officer in April 1998. Prior thereto, Dr. Muney was the Senior Vice President of Medical Affairs/Chief Medical Officer of Avanti Health Systems and NYLCare Health Plans from December 1995 until March 1998. From 1988 until 1995, Dr. Muney held a number of positions with Mullikin Medical Center, his most recent position being the Greater Los Angeles Regional Medical Director.

Paul C. Conlin became an Executive Vice President in April 2002. Initially he was in charge of Medical Delivery Systems and in June 2003 his role was expanded to include overall responsibility for Healthcare Services. From May 1998 through April 2002, Mr. Conlin served, first, as Vice President and, later, as Senior Vice President of Medical Delivery Systems. Prior to joining Oxford, Mr. Conlin served in several senior executive positions in hospital, managed care and physician practice management industries. From 1984 to 1995, Mr. Conlin worked for Prudential Healthcare, concluding his tenure as Vice President, Northeast Managed Care Operations. From 1995 to 1998, he worked for Health Partners, Inc. as Executive Vice President.

Daniel N. Gregoire became our General Counsel, Executive Vice President and Secretary in December 2000. From January 1986 to December 2000, Mr. Gregoire was a shareholder with the law firm Sheehan, Phinney, Bass + Green, Prof. Ass’n., where he worked since 1981.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth the cash compensation and certain other components of the compensation of Charles G. Berg, and the four most highly compensated executive officers who were serving as such at the end of 2003.

Name and Principal Position in 2003	Year	Salary(1)	Bonus(2)	Other Annual Compensation(3)	Long-Term Compensation Awards- Options(4)	All Other Compensation(5)

Charles G. Berg President and Chief Executive Officer	2003 2002 2001	$800,962 609,616 580,770	$800,000 700,000 840,000	$112,558 52,477 10,866	275,000 - 800,000	$16,945 16,699 15,139

Kurt B. Thompson(6) Executive Vice President and Chief Financial Officer	2003 2002 2001	500,000 500,000 500,000	350,000 350,000 393,800	157,295 144,815 75,785	100,000 - 325,000	8,540 8,540 7,340

Kevin R. Hill(7) Executive Vice President, Sales and Business Strategy	2003 2002 2001	420,193 - -	400,000 - -	174,228 - -	100,000 - -	8,444 - -

Steven H. Black(7) Executive Vice President, Operations and Chief Information Officer	2003 2002 2001	395,193 - -	325,000 - -	- - -	100,000 - -	8,414 - -

Alan M. Muney, M.D., M.H.A Executive Vice President and Chief Medical Officer	2003 2002 2001	400,000 400,000 400,000	300,000 300,000 405,000	- - -	70,000 - 180,000	8,966 8,629 6,169

(1)	Represents total salary paid to the executive officer during 2003 and includes amounts of compensation deferred by the named officers pursuant to the 401(k) savings plan.
(2)	The 2003 amounts include amounts payable under an annual bonus plan. These payments were made in February 2003 for work performed in 2002.
(3)	The amounts paid to Messrs. Berg and Thompson in 2003 include $60,186 and $127,592, respectively, for costs incurred by the company for their use of a company sponsored airplane and $37,300 and $17,175, respectively, for automobile expenses. The amounts paid to Mr. Hill in 2003 include $102,011 of relocation costs. These amounts also include gross-ups for Messrs. Berg, Thompson and Hill in the amounts of $15,072, $12,528 and $72,217, respectively.
(4)	Represents grants of options to purchase our common stock.
(5)	Includes company matching contributions to the 401(k) savings plan and premiums paid for certain life and disability insurance policies.
(6)	Mr. Thompson’s compensation does not include amounts paid to his spouse.
(7)	Messrs. Black and Hill were both determined to be “executive officers” in February 2003.

Bonus Compensation Paid in 2004

The following table sets forth the 2003 annual and 2001-2003 long-term bonuses paid in February 2004 to the five individuals named in the Summary Compensation Table.

Name	Annual(1)	Long-Term(2)

Charles G. Berg	$1,000,000	$885,417

Kurt B. Thompson	360,000	412,500

Kevin R. Hill	350,000	412,500

Steven H. Black	375,000	204,306

Alan M. Muney, M.D., M.H.A	300,000	412,500

(1)	The annual bonus was paid pursuant to our annual bonus plan which is available to all members of our management, including the executive officers named herein. The amounts paid in February 2004 were for the year ended December 31, 2003. These amounts were determined based on attainment at approximately 117% of target funding levels of the performance goals previously established by the compensation committee at the beginning of 2003. The performance goals for the 2003 annual bonus included: (i) operating earnings; (ii) membership; (iii) results of employee surveys; and (iv) administrative costs.
(2)	The long-term bonuses were paid pursuant to our long-term management incentive compensation plan which is available to all members of management in the position of senior vice president and higher. The amounts paid in February 2004 were for the three-year performance period commencing January 1, 2001 and ending December 31, 2003. The amounts paid were determined based on attainment at approximately 125% of target funding levels of the performance goals previously established by the compensation committee at the beginning of the performance period. The performance goals for this performance period were cumulative earnings per share goals throughout the performance period.

Options Granted in 2003

The following table sets forth certain information regarding stock options granted in 2003 to the five individuals named in the Summary Compensation Table. In addition, in accordance with the Securities and Exchange Commission’s rules, the table also shows the present value of such grants at the date of grant under the Black-Scholes option-pricing model using the assumptions specified in the footnotes to the table. It should be noted that this model is only one method of valuing options, and our use of the model should not be interpreted as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the exercise price at the time of exercise.

Name	# of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($/share)(2)	Expiration Date	Grant Date Present Value ($)(3)

Charles G. Berg	275,000	11.12%	$26.84	03/14/10	$2,642,398

Kurt B. Thompson	100,000	4.04%	$26.84	03/14/10	960,872

Kevin R. Hill	100,000	4.04%	$26.84	03/14/10	960,872

Steven H. Black	100,000	4.04%	$26.84	03/14/10	960,872

Alan M. Muney, M.D., M.H.A.	70,000	2.83%	$26.84	03/14/10	672,610

(1)

All options granted and reported in this table were made pursuant to the 1991 Stock Option Plan. All of the options granted under the 1991 Stock Option Plan and reported in this table have the following material terms: (i) options may be either “incentive stock options” under Section 422 of the Internal Revenue Code of 1986 or nonqualified stock options; (ii) all options expire upon the earlier to occur of seven years from the date of grant or 90 days following termination of employment; (iii) the aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which become exercisable in any calendar year by an employee may not exceed $100,000; and (iv) the options vest 25% per year commencing on the first anniversary of the date of grant thereof. The Committee has determined that all of the above named officers’ options shall vest upon a change in control (as defined in the 1991 Stock Option Plan).

(2)	Exercise price is the fair market value of the common stock on the date of grant.
(3)	The amounts shown are based on the Black-Scholes option-pricing model which uses certain assumptions to estimate the value of employee stock options. The material assumptions used include the following: expected term of 4 years from the date of grant; expected volatility of 45.93%; .75% dividend yield; and risk-free interest rates of 1.86%.

Equity Awards in 2004

The following table sets forth certain information regarding equity grants awarded in March 2004 to the five individuals named in the Summary Compensation Table.

	Stock Options(1)			Restricted Stock Units(3)
Name	Stock Options Granted	Exercise Price Per Share ($/share)(2)	% of Total Options Granted to Employees in 2004	Restricted Stock Units Awarded	% of Total Restricted Stock Units Awarded to Employees in 2004

Charles G. Berg	150,000	$47.91	12.17%	50,000	14.52%

Kurt B. Thompson	28,000	47.91	2.27%	19,000	5.52%

Kevin R. Hill	28,000	47.91	2.27%	19,000	5.52%

Steven H. Black	40,000	47.91	3.25%	20,000	5.81%

Alan M. Muney, M.D., M.H.A.	26,000	47.91	2.11%	14,000	4.07%

(1)	All options granted and reported in this table were made pursuant to the 1991 Stock Option Plan and the 2002 Equity Compensation Plan on a pro rata basis. All of the options reported in this table have the following material terms: (i) options may be either “incentive stock options” under Section 422 of the Internal Revenue Code of 1986 or nonqualified stock options; (ii) all options expire upon the earlier to occur of seven years from the date of grant or 90 days following termination of employment, except in the event of termination resulting from death or disability, in which case, the options that were granted under the 2002 Equity Incentive Compensation Plan expire one year from the date of such event; (iii) the aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which become exercisable in any calendar year by an employee may not exceed $100,000; and (iv) the options vest 25% per year commencing on the first anniversary of the date of grant thereof. The Committee has determined that all of the above named officers’ options shall vest upon a change in control (as defined in the 1991 Stock Option Plan and 2002 Equity Incentive Compensation Plan).
(2)	Exercise price is the fair market value of the common stock on the date of grant.
(3)	The restricted stock units were awarded under the 2002 Equity Incentive Compensation Plan to fifty employees in the position of vice president and higher. The restricted stock units vest ratably upon the third, fourth and fifth anniversaries of the date of the award, with the exception of the restricted stock units awarded to Mr. Berg which vest on the fifth anniversary of the date of the award. Upon vesting, the restricted stock units will be paid in shares of our common stock. Upon a change in control, the restricted stock units are subject to accelerated vesting if (i) the successor company does not assume or convert outstanding awards or (ii) the executive is terminated within eighteen months following the change in control without cause or the employee terminates for good reason. The restricted stock units can also be deferred into the non-qualified deferred compensation plan.

Aggregated Option Exercises in 2003 and Option Values at December 31, 2003

The following table sets forth certain information concerning stock option exercises during 2003 by the five individuals named in the Summary Compensation Table, including the aggregate value of gains on the date of exercise. The following table indicates, for each of the five individuals the number of shares covered by both exercisable and nonexercisable stock options as of December 31, 2003, and the values for “in-the-money” options which represent the excess of the closing market price of our common stock at December 31, 2003, over the exercise price of any such existing stock options.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options(2) at December 31, 2003 (#) Exercisable / Unexercisable	Value(3) of Unexercised In-The-Money Options at December 31, 2003 Exercisable / Unexercisable

Charles G. Berg	30,351	798,320	450,899 / 675,000	$7,021,306 / $10,339,875

Kurt B. Thompson	16,156	443,078	181,251 / 262,500	$2,515,197 / $ 3,715,938

Kevin Hill	10,767	216,194	160,485 / 262,500	$2,036,966 / $ 3,715,938

Steven H. Black	-	-	40,000 / 190,000	$421,950 / $ 2,470,450

Alan M. Muney, M.D., M.H.A.	3,386	37,223	114,740 / 160,000	$1,763,765 / $ 2,261,838

(1)	The “value realized” is equal to the fair market value on the date of exercise, in the case of a transaction to exercise stock options and hold the shares of stock issued therefore, and the sale price, in the case of a transaction where stock options are exercised and the shares of stock issued therefore are immediately sold, less the exercise price, multiplied by the number of shares acquired. Except for shares of stock withheld to pay income tax withholding obligations for Messrs. Berg and Thompson, each of Messrs. Berg, Thompson, Hill and Muney held all of the shares of stock issued upon exercise of their stock options in 2003.
(2)	The above listed options vest in accordance with their terms. In addition, these options vest upon the occurrence of a change in control (as defined in our 1991 stock option plan).
(3)	These values are based on $43.50, the fair market value of the shares underlying the options on December 31, 2003, less the exercise price, multiplied by the number of options.

Employment Contracts and Termination of Employment Arrangements

Charles G. Berg

In September 2002, we entered into an agreement with Mr. Berg for him to serve as our President and Chief Executive Officer commencing upon his predecessor’s retirement in November 2002. The agreement provides for an initial two-year term and automatic renewal for an additional two years upon each second anniversary of its effective date, unless we provide prior notice not to renew at least three months in advance of such anniversary. Upon a change in control (as defined in the agreement), the term would be extended to two years from the date of the change in control. Under the terms of the agreement, Mr. Berg received an initial annual base salary of $700,000, which can be, and has been, increased at the discretion of the compensation committee, and is eligible to receive an annual performance bonus and to participate in our other incentive compensation programs. Mr. Berg’s current base salary is $825,000. If Mr. Berg dies during the term of the agreement, we shall pay to his designee or his estate the sum of his base salary at the time of his death and his bonus (not less than $700,000), amortized in 26 bi-weekly payments.

If, prior to (or more than two years following) a change in control, Mr. Berg is terminated without cause (other than for retirement or disability), Mr. Berg terminates employment for good reason or if we do not renew

Mr. Berg’s agreement, he would receive a payment equal to the sum of (i) two times his base salary at his date of termination plus (ii) two times his annual bonus earned in the fiscal year immediately preceding his date of termination which shall not be less than $700,000. Such amounts would be paid in 24 equal monthly installments. In addition, Mr. Berg would be provided the same level of benefits he received prior to his date of his termination. If, within the two years following a change in control, Mr. Berg is terminated without cause (other than retirement or disability) or terminates employment for good reason, we would: (i) make a lump sum cash payment to him equal to two and one-half times the sum of (x) his base salary at the time of termination and (y) the highest annual bonus earned by him during the two-year period immediately preceding the date of termination, provided, however, such amount shall not be less than the amount that would have been paid to him if the termination occurred under the circumstances described in the preceding paragraph; (ii) cause his stock options to vest and become immediately exercisable; and (iii) continue to provide Mr. Berg with the same level of benefits he received prior to his date of termination for two and one-half years following such date.

Under the agreement, Mr. Berg has agreed that, for a one-year period following his date of termination (unless such termination is within the two-year period following a change in control), he will not compete with us, solicit any of our actual or prospective customers or hire any of our employees. The agreement also provides that if any payments made to Mr. Berg pursuant to the agreement or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, we will provide him with an additional payment such that he retains a net amount equal to the payments he would have retained if such excise tax had not applied.

Kurt B. Thompson

In March 2000, we entered into an agreement with Mr. Thompson for him to serve as our Executive Vice President and Chief Financial Officer. The agreement provides for an initial two-year term and for automatic renewals for an additional two years upon each second anniversary of the effective date of the agreement unless prior notice not to renew is given by either party. Upon a change in control, the term of the agreement shall be extended automatically to two years from the date of such change in control. The agreement provides for an initial annual base salary of $325,000, which can be, and has been, increased at the discretion of the compensation committee. Mr. Thompson’s current base salary is $500,000. Further, under the agreement, Mr. Thompson is eligible to participate in the company’s bonus programs.

Under the agreement, if prior to (or more than two years following) a change in control, Mr. Thompson is terminated without cause (other than for disability), if he terminates employment for good reason or if we do not renew the agreement, we shall (i) pay him an amount equal to two times the sum of his base salary earned during the preceding twelve months plus the greater of the maximum bonus amount payable under the agreement or the annual bonus earned by Mr. Thompson in respect of the fiscal year immediately preceding his date of termination and (ii) continue to provide him with medical and dental benefits for one year following his date of termination. If, within two years following a change in control, we terminate Mr. Thompson’s employment without cause (other than for disability) or Mr. Thompson terminates his employment for good reason, then we shall: (i) pay Mr. Thompson an amount equal to two times the sum of his highest annual base salary earned during the preceding three-year period plus the greater of (A) the maximum bonus amount earned by Mr. Thompson during the preceding fiscal year or (B) the highest bonus amount earned by Mr. Thompson in respect of the preceding three years; (ii) cause Mr. Thompson’s stock options to immediately vest and become fully exercisable; and (iii) provide him with medical and dental benefits for two years thereafter. In addition, upon the occurrence of a change in control, the title to his company-sponsored automobile will be transferred into his name and he shall be paid an amount equal to any federal and state taxes incurred by him as a result of such transfer on a grossed-up basis. The agreement further provides that Mr. Thompson forfeits all rights to payment under the agreement if he competes with us either during his employment or during the one-year period following his termination. The agreement also provides that if any payments made to Mr. Thompson pursuant to the agreement or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, we will provide him with an additional payment such that he retains a net amount equal to the payments he would have retained if such excise tax had not applied.

Kevin R. Hill

In July 1998, we entered into an agreement with Mr. Hill for him to serve as our Executive Vice President of Sales. Mr. Hill is currently Executive Vice President of Sales & Business Strategy. The agreement, provides for an initial two-year term and automatically renews for an additional two years upon each second anniversary of its effective date, unless prior notice not to renew is given by either party. Under the terms of Mr. Hill’s agreement, he received an initial annual base salary of $275,000, which can be, and has been, increased at the discretion of the compensation committee, and is eligible to participate in the company’s bonus programs. Mr. Hill’s current base salary is $425,000.

Upon a change in control (as defined in the agreement), the agreement automatically extends to a two-year term from the date of the change in control. If, prior to (or more than two years following) a change in control, Mr. Hill’s employment is terminated without cause, Mr. Hill terminates employment for good reason or the agreement is not renewed, he would receive a payment equal to the sum of his base salary during the prior twelve months and his annual bonus earned during the fiscal year prior to the date of termination to be paid in twelve equal installments in conformity with our normal payroll periods. The agreement further provides that if, during the two-year period following a change in control, Mr. Hill’s employment is terminated without cause, or Mr. Hill terminates employment for good reason, he would receive a lump sum payment equal to two times the sum of his highest annual rate of base salary during the 36 month period immediately prior to the date of termination and his highest annual bonus earned during the three fiscal years immediately preceding the date of termination, his stock options would immediately vest and become exercisable and he would receive continued benefits for two years. In the event Mr. Hill’s employment is terminated without cause or he terminates employment for good reason, Mr. Hill shall serve as a consultant to the company for a period of one year. So long as Mr. Hill serves as a consultant to the company, he will be permitted to participate in our group health plan and his stock options shall continue to vest. Mr. Hill will be paid for such consulting work at a per diem rate equal to his base annual salary as of the date of termination divided by 260. The agreement further provides that Mr. Hill agrees not to compete with us for a period of one year if he voluntarily terminates employment prior to the end of the employment term, unless such termination is for good reason, is approved by our board of directors or is within the two-year period following a change in control.

Steven H. Black

In October 2002, we entered into an agreement with Mr. Black for him to serve as our Executive Vice President, Operations and Chief Information Officer. The October 2002 agreement superceded a December 2001 letter agreement. The current agreement provides for an initial two-year term and automatically renews for an additional two years upon each second anniversary of its effective date, unless prior notice not to renew is given by either party. Under the terms of Mr. Black’s agreement, he received an initial annual base salary of $375,000, which can be, and has been, increased at the discretion of the compensation committee, and is eligible to participate in the company’s bonus programs. Mr. Black’s current base salary is $415,000.

In the event Mr. Black’s employment is terminated by the company without cause or by Mr. Black for good reason (as those terms are defined in the agreement), we shall (i) pay him an amount equal to his base salary at the time of termination of employment, (ii) pay him the greater of his target annual performance bonus or the annual performance bonus paid to him in respect of the fiscal year immediately preceding his date of employment and (iii) continue to provide medical and dental benefits for up to one year following his termination of employment, to be paid in twelve equal installments in conformity with our normal payroll periods. In the event Mr. Black’s employment is terminated without cause or Mr. Black terminates his employment for good reason within the two years following a change in control (as defined in the agreement), he would receive a lump sum payment equal to two times the sum of his base salary plus two times his highest annual bonus paid during the two years immediately preceding the change in control and he would receive continued health benefits for one year. The agreement also provides that if any payments made to Mr. Black pursuant to the agreement or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, we will provide him with an additional payment such that he retains a net amount equal to the payments he would have retained if such excise tax had not applied. The agreement further provides that Mr. Black agrees not to compete with us for a period of one year if he voluntarily terminates employment prior to the end of the employment term.

Alan M. Muney, M.D., M.H.A.

In April 1998, we entered into an agreement with Dr. Muney for him to serve as our Executive Vice President and Chief Medical Officer. The agreement, as amended in February 2000, provides for an initial two-year term and automatically renews for an additional two years upon each second anniversary of its effective date, unless prior notice not to renew is given by either party. Under the terms of Dr. Muney’s agreement, Dr. Muney received an initial annual base salary of $350,000, which can be, and has been, increased at the discretion of the compensation committee, and is eligible to participate in the company’s bonus programs. Dr. Muney’s current base salary is $415,000.

Upon a change in control (as defined in the agreement), the agreement automatically extends to a two-year term from the date of the change in control. If, prior to (or more than two years following) a change in control, we terminate Dr. Muney’s employment without cause, Dr. Muney terminates employment for good reason or we do not renew the agreement, he would receive a payment equal to the sum of his base salary during the prior twelve months and his annual bonus earned during the fiscal year prior to the date of termination to be paid in twelve equal installments in conformity with our normal payroll periods. The agreement further provides that if, during the two-year period following a change in control, we terminate Dr. Muney’s employment without cause, or Dr. Muney terminates employment for good reason, he would receive a lump sum payment equal to two times the sum of his highest annual rate of base salary during the 36 month period immediately prior to the date of termination and his highest annual bonus earned during the three fiscal years immediately preceding the date of termination, and continued benefits for two years. The agreement also provides that if any payments made to Dr. Muney pursuant to the agreement or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, we will provide him with an additional payment such that he retains a net amount equal to the payments he would have retained if such excise tax had not applied. The agreement further provides that Dr. Muney agrees not to compete with us for a period of one year if he voluntarily terminates employment prior to the end of the employment term, unless such termination is for good reason, is approved by our board of directors or is within the two-year period following a change in control.

Paul C. Conlin

In May 1998, we entered into an agreement with Mr. Conlin for him to serve as our Vice President, Medical Delivery. Mr. Conlin was subsequently promoted to Senior Vice President, Medical Delivery and then to Executive Vice President, Medical Delivery System in April 2002. In June 2003, his role was expanded to include overall responsibility for Healthcare Services. Mr. Conlin’s current base salary is $415,000. In the event Mr. Conlin is terminated without cause, we shall pay him an amount equal to the sum of his base salary earned during the twelve-month period immediately preceding his date of termination. In the event Mr. Conlin’s employment is terminated within two years following a change in control either by the company without cause or by Mr. Conlin for good reason (as those terms are defined in the agreement), we shall (i) pay him a lump sum amount equal to two times the sum of his highest annual rate of base salary during the three-year period immediately preceding his date of termination and the highest annual bonus earned by him in respect of the three fiscal years immediately preceding the year in which his termination occurs and (ii) cause his stock options to immediately vest and become fully exercisable Mr. Conlin has also entered into a noncompetition and confidentiality agreement with the company pursuant to which Mr. Conlin has agreed not to compete with us for a period of one year.

Daniel N. Gregoire

In September 2000, we entered into an agreement with Mr. Gregoire for him to serve as our Executive Vice President, General Counsel and Secretary commencing December 31, 2000. The agreement provides for an initial four-year term and for automatic renewals for additional two-year terms beginning on the fourth anniversary of the effective date of the agreement, unless prior notice not to renew is given by either party. Upon a change in control, the term of the agreement shall be extended automatically to two years from the date of such change in control. The agreement further provides that Mr. Gregoire shall receive an initial annual base salary of $400,000, which can be increased at the discretion of the compensation committee, and an annual discretionary performance bonus. Mr. Gregoire’s current base salary is $400,000. Further, we provided Mr. Gregoire with a $35,000 loan and a $165,000 loan upon the following terms: (i) interest at the lowest rate to avoid imputed income (6.33% and 6.01%, respectively, as of December 2003); and (ii) repayable in one installment, together with accrued interest, three years from the origination date. The aggregate amount of interest and principal outstanding as of December 2003 under these loans was $237,048, which was the largest amount of interest and principal ever outstanding under the loans. Mr. Gregoire repaid these loans in full in December 2003.

If, prior to a change in control or following the two-year period after a change in control, Mr. Gregoire is terminated without cause, if he terminates employment for good reason or if we do not renew the agreement, we shall (i) pay him an amount equal to two times the sum of his base salary plus his bonus earned during the preceding twelve months and (ii) continue to provide him with medical and dental benefits for one year following his date of termination. If Mr. Gregoire’s employment is terminated within the two years following a change in control, either by us without cause or by Mr. Gregoire for good reason, we shall (i) pay Mr. Gregoire a lump sum amount equal to two times the sum of his highest annual salary and his highest annual bonus earned during the preceding three-year period and (ii) provide him with medical, dental, accident, disability and life insurance for two years thereafter. The agreement further provides that under certain circumstances, Mr. Gregoire shall not compete with us either during his employment with us or during the one-year period following the termination of his employment. The agreement also provides that if any payments made to Mr. Gregoire pursuant to the agreement or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, we will provide him with an additional payment such that he retains a net amount equal to the payments he would have retained if such excise tax had not applied.

Change-in-Control Arrangements

In addition to the provisions of the employment contracts described above, under the terms of our stock option grants, all such grants become fully vested and exercisable upon the occurrence of a change in control, as such term is defined in the applicable plan under which the stock options were granted. Under the terms of recent restricted stock unit awards which were awarded in March 2004, in the event the surviving company following a change in control does not assume or convert the awards, or in the event the surviving company following a change in control assumes and converts the awards but the award recipient is terminated without cause or terminates employment for good reason (as such terms are defined in the award agreements) within eighteen months of the change in control, then the restricted stock units become fully vested and are paid out in cash based on the change in control price. Under our deferred compensation plan, in the event of a change in control (as defined therein), certain amounts regarding our stock ownership guidelines invested in the Oxford stock unit account will be immediately paid out in shares of stock. If the surviving company does not assume the obligations under the deferred compensation plan, the balance of any amounts deferred under the plan will be paid out in a lump sum in cash and stock depending on whether the deferred amounts were invested in the fixed income account or the Oxford stock unit account within thirty days following the change in control.

Certain Relationships and Related Transactions

Mr. Thompson’s spouse has been employed by the company since 1997, currently as a senior vice president, and received total compensation in 2003 of $404,444.

Report of the Compensation Committee

The compensation committee of the board of directors is comprised of three members of the board of directors who are not current or former employees of the company and who otherwise satisfy the definition of “independent” under the rules of the New York Stock Exchange.

Role of the Compensation Committee

The compensation committee is governed by a charter which is available on the company’s website at www.oxfordhealth.com. As more fully described in the charter, our duties and responsibilities include: (i) establishment of the company’s general compensation philosophy, and oversight of the development and implementation of compensation programs; (ii) review and approval of corporate goals and objectives relevant to the compensation of the chief executive officer and other members of management; (iii) the making of recommendations to the board with respect to the company’s various compensation plans and overseeing the activities of the individuals and committees responsible for administering these plans; and (iv) oversight of regulatory compliance with respect to compensation matters.

Compensation Philosophy

The company’s compensation programs and policies are designed to provide incentives that are geared to deliver value to the company’s shareholders and that attract and retain individuals of outstanding ability in key positions. Specifically, our compensation programs focus on:

•	Pay for Performance: Our philosophy is that an individual’s compensation should reflect his or her individual performance, the performance of his or her department or area of responsibility and the performance of the company as a whole.

•	Competitive Pay: We believe that the company’s overall compensation should be competitive with other companies of comparable size, complexity and quality.

•	Alignment with Company Goals: We have strived to design the company’s compensation programs to support both the short-term and long-term financial, operating and other goals of the company.

•	Alignment with Shareholder Interests: We believe that senior management’s compensation should include long-term incentives that encourage performance that builds long-term value for both the company and its shareholders.

Components of Compensation Program

We have designed the compensation packages for the company’s executives with the goal of setting total compensation at levels that reflect both personal and organizational performance. In addition to exercising our business judgment, we have also sought the advice of nationally recognized consultants in developing these executive compensation policies and programs. Such consultants have also assisted us with the collection and review of competitive market data of peer companies. An executive’s total compensation opportunity relative to the range paid by the peer companies is also determined in consideration of the executive’s experience, level and scope of responsibility within the company and individual performance. All of the company’s executive officers have employment agreements that establish base salary and bonus opportunities and that were entered into following arm’s length negotiations with the respective executive officers. In determining salaries, bonuses and equity awards, the committee also considers recommendations of the chief executive officer (except in the case of his own compensation) and the independent compensation consultants.

•	Salaries: In determining the compensation for each of the company’s executive officers, the compensation committee considered such factors as existing contractual commitments, competitive market data, compensation opportunities perceived to be necessary to retain executive officers, individual performance and the criticality of the executives to the company’s current and future success. In early 2004, after reviewing all of the aforementioned factors in respect of each of the executive officers named herein, the committee determined that Mr. Thompson’s base salary should remain at $500,000, Mr. Hill’s salary should remain at $425,000, Mr. Black’s base salary should be increased to $415,000 and Dr. Muney’s salary should be increased to $415,000.

•	Annual Bonuses: The company has established an annual bonus plan which is available to all of its management, including the executive officers named herein. At the beginning of each fiscal year, the compensation committee, with input from the chief executive officer, other members of management and independent consultants, establishes performance goals which could result in a threshold, target or maximum bonus payout. At the end of the fiscal year, the committee then reviews the company’s performance relative to those performance goals and determines whether the goals were achieved and the level of funding for the annual bonuses. Annual bonuses are paid in the first quarter of the year following the performance period to which the bonuses relate. The bonuses paid in 2003 were for work performed during 2002. The performance criteria for 2002 annual bonuses included: (i) operating earnings, (ii) membership, (iii) results of employee surveys and (iv) administrative costs. In early 2003, the committee determined that these 2002 goals were achieved at approximately 119.5% of target funding levels. In addition, in early 2003, the committee established the performance criteria for the 2003 annual bonus which were similar to those for the 2002 annual bonus. In early 2004, the committee determined that the 2003 annual bonus goals were achieved at approximately 117% of target funding levels and also established the 2004 performance criteria which, again, were similar to the prior year’s criteria.

•	Long-Term Bonuses: The company’s long-term incentive plan provides participants with an incentive payment which is linked to both multiple-year financial performance and shareholder value. As with the annual bonus plan, the performance goals which could result in a threshold, target or maximum funding for this plan are established by the committee at the commencement of each performance period and are certified as being attained by the committee at the conclusion thereof. The plan provides for two three-year performance periods which run from 2001 through 2003 and from 2002 through 2004. The plan also provides for continuing, non-overlapping two-year performance periods which run from 2003 through 2004, 2005 through 2006 and thereafter, the bonuses for which will be paid 50% early in the year immediately following the end of the performance period and 50% on the first anniversary thereof. The first installment of the bonuses to be paid with respect to the two-year performance period ending December 31, 2004 shall be subject to a maximum pay-out amount to eliminate the effect of any overlap between the two-year and three-year performance periods ending at the same time. The target funding levels under the three-year performance periods are 100% of base salary for the chief executive officer, 80% of the average base salary of and for all executive vice presidents and 60% of the average base salary of and for all senior vice presidents. The annual target funding levels for the two-year performance periods are 150% of base salary for the chief executive officer, 120% of base salary for executive vice presidents and 70% of base salary for senior vice presidents. The committee has determined that the performance goals for this plan are achievement of cumulative increases in earnings per share goals during each performance period. The first bonuses under this plan were paid in February 2004 at approximately 125% of target funding levels based upon the committee’s determination that the maximum earnings per share goals had been achieved over the three-year performance period ending December 31, 2003.

•

Equity Awards:  In March 2003, the committee approved a grant of stock options to the company’s management. These options were granted with an exercise price of $26.84, vest ratably over a four-year period, expire in seven years and are subject to accelerated vesting upon a change in control of the company. As part of an over-all review of the company’s compensation structure in 2003, the committee determined that the company should reduce the emphasis on stock options and resulting shareholder dilution by reducing over-all stock option allocations in favor of other forms of compensation program components that are less dilutive but are also tied to achievement of increased shareholder return on investment. Accordingly, in early 2004, we awarded a mix of stock options and restricted stock units. The stock options were granted at an exercise price of $47.91, vest ratably over four years and expire in seven years from the date of grant. The restricted stock units vest ratably upon the third, fourth and fifth anniversaries of the date of the award with the exception of the award to Mr. Berg which vests on the fifth anniversary. Upon vesting, the restricted stock units will be paid in shares of the company’s common stock. Upon a change in control, the restricted stock units are subject to accelerated vesting if (i) the successor company does not assume or convert outstanding awards or (ii) the executive is terminated within eighteen months following the change in control without cause or the employee terminates for good reason. The restricted stock units can also be deferred into the non-qualified deferred compensation plan as described below. In September 2003, we determined that the company should not grant equity awards in excess of 3% of its total shares outstanding.

•	Retirement Vehicles: The company maintains a 401(k) savings plan which permits employees to defer compensation and to which the company makes matching contributions, 3% of which can be allocated as determined by the employee and 1% of which is automatically contributed to the company’s common stock fund. In 2004, the company also implemented a non-qualified deferred compensation plan for certain members of management as well as for members of the board of directors pursuant to which management can defer salary, annual and long-term bonuses and restricted stock units and board members can defer retainers and meeting fees. Amounts deferred will be deemed invested with rates of return tied to either a fixed income fund or a company stock unit fund. Amounts invested in the company stock unit fund will be paid out in shares of company stock. Transfers are permitted from the fixed income account into the Oxford stock unit account but are not permitted from the Oxford stock unit account to the fixed income account. Dividends are paid in cash and allocated to the fixed income account. The company does not contribute to this plan. Restricted stock units can also be deferred into the deferred compensation plan.

Stock Ownership Guidelines

In 2002, the board of directors adopted Stock Ownership Guidelines which are designed to encourage all officers in the position of senior vice president or higher to own shares of the company’s common stock equal in value to a certain percentage of such officer’s salaries. Under these guidelines, the chief executive officer, each executive vice president and each senior vice president is expected to own shares equal in value to 500%, 300% and 200%, respectively, of his or her base salary. Such officers are expected to meet their stock ownership guidelines through retention of certain pre-established percentages of after-tax gains on exercised stock options and vested restricted stock units (either retention of the shares of stock issued upon vesting or by deferring such units into the deferred compensation plan) and by applying certain pre-established percentages of any long-term incentive bonuses to acquisition of common stock, including the deferral of such amounts into the company stock unit fund under the deferred compensation plan. At the discretion of the compensation committee, officers who fail to comply with the retention ratios may not receive or may receive reduced future equity compensation awards.

Compensation of Chief Executive Officer

The process for determining the chief executive officer’s compensation is led by the chairman of the compensation committee who solicits input from all members of the board of directors as well as independent compensation consultants. The chairman then presents the chief executive officer’s proposed compensation package to the full committee which, in turn, presents it to the full board for final approval.

In determining, Mr. Berg’s 2003 compensation, the committee considered his compensation levels since he first joined the company in 1998 and since he first became chief executive officer in November 2002. In addition, the committee considered the compensation of comparable positions at peer companies as well as the company’s financial position. In determining Mr. Berg’s 2003 base salary and equity awards, the committee reviewed Mr. Berg’s performance during 2002 as well as his expected performance as chief executive officer in 2003. Commencing in 2003, the committee established a procedure whereby, in consultation with Mr. Berg, the committee establishes performance goals for Mr. Berg at the beginning of each year which are then used as the criterion upon which Mr. Berg’s subsequent year’s base salary, bonus and equity awards are based. Mr. Berg is subject to the same performance goals established under the company’s annual and long-term bonus plans as other executives.

The committee believes that the compensation paid to Mr. Berg in 2003, as reflected in this proxy statement, coupled with stock options granted to Mr. Berg in prior years, is appropriate to incent and encourage an executive with Mr. Berg’s background and experience to remain with the company as chief executive officer and to align his interests with those of the company’s shareholders. In early 2004, the committee reviewed Mr. Berg’s 2003 goals against his performance as well as the performance of the company as a whole and determined that for 2004 his base salary should remain at $825,000.

Loans to Executive Officers and Board Members

In early 2003, the committee determined that it would not provide loans of any sort, including, but not limited to, relocation loans and loans to pay the exercise price of stock options, to the company’s executive officers or members of the board of directors. No such loans are outstanding.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid each year to a publicly-held company’s chief executive officer and to its four most highly paid senior executive officers to $1 million per person. Excluded from the $1 million limitation is compensation that, among other things, meets pre-established performance criteria. The committee’s objective is to structure the company’s compensation programs to maximize the deductibility of compensation paid thereunder but reserves the right to pay compensation that may not be tax deductible when it would be in the best interests of the parties involved.

The Compensation Committee

Robert B. Milligan, Jr. (Chairman)

Joseph W. Brown

Kent J. Thiry

Report of the Audit Committee

The role of the audit committee is to assist the board of directors in its oversight of the company’s financial reporting process. The committee operates pursuant to a charter that was amended and restated by the board on February 13, 2003, a copy of which is available at www.oxfordhealth.com. As set forth in the charter, management of the company is responsible for the preparation, presentation and integrity of the company’s financial statements. Management of the company is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The independent auditors are accountable to the board and the audit committee. The audit committee has the authority and responsibility to retain and terminate the company’s independent auditors.

In performance of this oversight function, the committee has considered and discussed the audited financial statements with management and the independent auditors. The committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The committee has also discussed with management the company’s internal controls and procedures and disclosure controls and procedures relating to financial and other matters. Finally, the committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to the company is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence. In accordance with Securities and Exchange Commission rules regarding auditor independence, commencing with fiscal year 2004, the company has a new independent lead audit partner who will remain our lead audit partner for a period of no more than five years. The prior lead audit partner was on the engagement from 1999 through 2003.

The members of the audit committee are advised by the independent auditors. The independent auditors are experts in the fields of accounting and auditing, including in respect of auditor independence. Members of the committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, management is solely responsible for maintaining appropriate accounting and financial reporting principles and policies and internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the company’s auditors are in fact “independent”.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the charter, the committee recommended to the board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

The Audit Committee

Joseph W. Brown (Chairman)

Ellen A. Rudnick

Richard C. Vaughan

Comparison of Cumulative Total Returns

The following graph compares the change in the cumulative total return on our common stock to (a) the change in the cumulative total return on the stocks included in the Standard & Poor’s 500 Stock Index and (b) the change in the cumulative total return on the stocks included in a Managed Care Peer Group Index assuming an investment of $100 made on December 31, 1998, and comparing relative values on December 31, 1998, 1999, 2000, 2001, 2002 and 2003. We did not pay any dividends during the period reflected in the graph. Note that the common stock price performance shown below should not be viewed as being indicative of future performance.

	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03

Oxford Health Plans Inc.	$100	$85	$266	$203	$245	$292

S&P 500 Index	$100	$121	$110	$97	$76	$97

Managed Care Peer Group Index(1)	$100	$91	$171	$156	$161	$238

(1)	The Managed Care Peer Group Index consists of Aetna Inc., CIGNA Corp., Coventry Health Care, Inc., Health Net Inc., (Class A), Humana Inc., Mid Atlantic Medical Services, Inc., Sierra Health Services, Inc., Trigon Healthcare, Inc. (through second quarter 2002), UnitedHealth Group, Inc. and Wellpoint Health Networks Inc. (Class A).

The information set forth above under the headings “Report of the Compensation Committee”, “Report of the Audit Committee” and “Comparison of Cumulative Total Returns” does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the filing specifically incorporates such information by reference therein.

PROPOSAL NUMBER TWO - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Following the recommendation of its Audit Committee, our board of directors has appointed and recommends shareholder approval of Ernst & Young LLP as our independent auditors for the fiscal year 2004. Representatives of Ernst & Young LLP will be present at the meeting to respond to appropriate questions and to make such statements as they may desire.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

Audit, Audit-Related, Tax and Other Fees

Approval of Audit and Non-Audit Services

Ernst & Young LLP was our independent auditor for the year ending December 31, 2003, and has been selected by our audit committee to be our independent auditor for the year ending December 31, 2004. The audit committee has adopted the Audit and Non-Audit Services Pre-Approval Policy which is attached hereto as Appendix A and is available on our website at www.oxfordhealth.com. Pursuant to this policy, all audit, audit-related, tax and all other services must be pre-approved by the audit committee; provided, however, the chairman of the audit committee is permitted to pre-approve non-audit services, including audit-related, tax and all other services, provided (i) such services must be commenced prior to the next regularly scheduled meeting of the audit committee, (ii) such non-audit services involve fees that do not exceed $200,000; and (iii) the chairman reports all such pre-approval decisions to the audit committee at its next regularly scheduled meeting. The policy does not provide for a de minimus exception to the pre-approval requirements. Accordingly, all of the 2003 fees described below were pre-approved either by the full audit committee or by the chairman of the audit committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

2002 and 2003 Audi, Audit-Related, Tax and Other t Fees

The table below sets forth the total fees and expenses billed by Ernst & Young for audit, audit-related, tax and other services.

Audit, Audit-Related, Tax and Other Fees

Services	2002		2003

Audit	$1,111,225	(1)	$1,225,800	(2)
Audit-related	186,750	(3)	526,250	(4)
Tax	579,000	(5)	375,000	(6)
Other	-		-

(1)	The services billed by Ernst & Young for audit services in 2002 includes services rendered for the audit of our annual consolidated financial statements for the fiscal year ended December 31, 2002 and the review of the financial statements included in our Forms 10-Q for the three-month period ended March 31, 2002, the six-month period ended June 30, 2002 and the nine-month period ended September 30, 2002. This amount also includes fees billed for audit services related to audited annual statutory financial statements filed with regulatory agencies and services rendered in connection with securities registration statements, including one Form S-8 registration statement.
(2)

The services billed by Ernst & Young for audit services in 2003 includes services rendered for the audit of our annual consolidated financial statements for the fiscal year ended December 31, 2003, and the review of the financial statements included in our Forms 10-Q for the three-month period ended March 31, 2003, the six-month period ended June 30, 2003 and the nine-month period ended September 30, 2003. This amount also includes fees billed for audit services related to audited annual statutory financial statements filed with regulatory agencies, certain services rendered in connection with compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and services in connection with securities registration statements, including three Form S-8 registration statements.

(3)	The services billed by Ernst & Young for audit-related services in 2002 includes services rendered in connection with 401(k) and other audits, consultative and other audit-related services, all of which are reasonably related to the performance of the audit or review of our financial statements but are not included in the audit fees listed above.
(4)	The services billed by Ernst & Young for audit-related services in 2003 includes services rendered in connection with 401(k) and other audits, performance of certain due diligence services, consultative and other audit-related services, all of which are reasonably related to the performance of the audit or review of our financial statements but are not included in the audit fees listed above.
(5)	The tax services billed by Ernst & Young in 2002 include $100,000 of corporate tax return preparation services, $125,000 of corporate tax consulting and $354,000 of various federal and state corporate tax audit services.
(6)	The tax services billed by Ernst & Young in 2003 include $274,000 of corporate tax return and amended return preparation services, $30,000 of services in connection with responding to Internal Revenue Service and state examinations, $55,000 of tax consulting services related to our acquisition of MedSpan, Inc. in March 2002 and $71,000 of other tax consulting services.

PROPOSAL NUMBER THREE

SHAREHOLDER PROPOSALS RELATING TO TOBACCO INVESTMENTS

Domini Social Investments LLC of 536 Broadway, 7th Floor, New York, New York, and Catholic Healthcare West of 1700 Montgomery Street, Suite 3000, San Francisco, CA 94111, are the holders of 22,700 and 400, respectively, shares of our common stock and have each caused the following proposal to be incorporated into this proxy statement. We are not responsible for any of the contents of the language of the proposal by these shareholders which is set out below in italic type and between quotation marks.

“WHEREAS – as shareholders, we are concerned about investing in the tobacco industry by any health care institution, especially when the negative health effects of tobacco use are so clearly understood by health care insurers and providers;

- A March 1998 analysis by the U.S. Treasury Department found the nation loses $80 billion a year on goods and services otherwise produced by Americans who die prematurely or retire early because of smoking-related ills.

- A Philip Morris-commissioned Arthur D. Little International Report in 2001 showed a cost-benefit analysis of smoking and social services in the Czech Republic. It noted savings of $24.2 million to $30.6 million from lower costs for health care and retirement benefits caused by a shortened life span of smokers who die early by tobacco use. If this report is true it would indicate that, for purely financial reasons, such investments undermine the bottom-line of our industry, to say nothing of the ethical implications.

- While Steve Parrish, Senior Vice President of Corporate Affairs for PM, responded that for the company “to commission this study was not only a terrible mistake, it was wrong” (USA Today 07/30/01). This apology for the Report being commissioned failed to include an apology for the facts contained in the report.

- In 1996 the AMA called for mutual funds and health-conscious investors to divest from stocks and bonds in tobacco companies.

- We believe it is inconsistent for a health care company to invest in tobacco equities and yet proclaim concerns about quality healthcare. Whether or not the facts in studies such as that commissioned by Philip Morris are true or not is not the issue. The fact is that our company is invested in industry that has a cavalier attitude toward life itself.

RESOLVED:  that shareholders request the Board to initiate a policy mandating no further purchases of tobacco equities in any of the portfolios under our direct control unless it can be proven that tobacco use does not cause the illnesses and deaths that have been attributed to it. If the company cannot produce such proof, it shall divest itself of all tobacco stocks by January 1, 2005.

Supporting Statement

In commenting on the huge equities of health insurers and health providers in tobacco, a July 7-9, 1995 editorial in USA Today declared:

Major U.S. health insurers are large investors in major U.S. tobacco companies. In other words, the nation’s merchants of death. …These investments grate and gall. Every year, tobacco use is fatal for thousands of Americans. For insurers to provide health care for those suffering smokers on the one hand while investing in the source of their misery on the other is unconscionable. And hypocritical.

Harvard, Johns Hopkins and The Maryland Retirement and Pension Systems have divested from tobacco stocks. If you think our Company should not profit from peoples’ illness and death by investing in tobacco, vote YES for this resolution.”

The Board of Directors’ Statement in Opposition to Proposal Number Three

We oppose these proposals because we believe that we have substantially implemented them. We do not invest directly in the equities of companies that produce or manufacture tobacco and tobacco products and do not intend to do so in the future.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

ADDITIONAL INFORMATION

Shareholder Proposals

In order to be considered for inclusion in our proxy statement and form of proxy relating to the 2005 annual meeting of shareholders, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, all shareholder proposals must be received by our Secretary at our principal offices in Trumbull, Connecticut, on or before December 1, 2004. In addition, under our bylaws, any shareholder proposal for consideration at the 2005 annual meeting of shareholders submitted outside the processes of Rule 14a-8 of the Securities Exchange Act of 1934 will be untimely unless it is received by our Secretary at least seventy-five days prior to such meeting and is otherwise in compliance with the requirements set forth in our bylaws.

Multiple Shareholders Having the Same Address

If you and other residents at your mailing address own shares of common stock, your broker or bank may have sent you a notice that your household will receive only one annual report and one proxy statement from each company in which you hold stock through that broker or bank. This practice of sending only one copy of the proxy materials is known as “householding.” Householding saves us expense by permitting us to reduce printing and mailing costs. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Your broker will send one copy of our annual report and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm or bank and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717, telephone number (800) 542-1061. If you are a registered holder, you may revoke your consent to householding by sending your name to EquiServe Trust Company, N.A. c/o EquiServe, Inc., P.O. Box 43023, Providence, RI 02940-3023, telephone number (816) 843-4299. The revocation of your consent to householding will be effective 30 days following its receipt. If you or a member of your household who owns shares of our common stock did not receive a copy of our annual report or proxy statement, you may request one by writing to Investor Relations Department, Oxford Health Plans, Inc., 48 Monroe Turnpike, Trumbull, Connecticut 06611, or calling (203) 459-6838. The Company’s 2003 Annual Report on Form 10-K (without exhibits) and this proxy statement are also available on the Internet site at www.oxfordhealth.com.

Solicitation

All costs and expenses associated with soliciting proxies will be borne by us. In addition to the use of the mails, proxies may be solicited by the directors, officers and our employees by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. In addition, we have retained Georgeson Shareholder Communications, Inc., a proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee of approximately $6,000, plus reimbursement for out-of-pocket expenses. We will bear the total amount of such expenses.

OTHER MATTERS

As of the date of this proxy statement, the board of directors is not aware of any other business or matters to be presented for consideration at the meeting other than as set forth in the notice of meeting attached to this proxy statement. However, if any other business shall come before the meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority on the individuals named to vote the shares represented by such proxy as to any such matters.

REQUESTS FOR MORE INFORMATION

We will provide without charge to each beneficial holder of our common stock on the record date, upon the written request of any such person, a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission. We will also provide to any person without charge, upon request, a copy of our Code of Business Conduct & Ethics. Any such requests should be made in writing to the Investor Relations Department, Oxford Health Plans, Inc., 48 Monroe Turnpike, Trumbull, Connecticut 06611. Our 2003 Annual Report, 2003 Annual Report on Form 10-K and Code of Business Conduct & Ethics (without exhibits) and other Securities and Exchange Commission filings are also available on the Internet at www.oxfordhealth.com. We intend to disclose future amendments to, or waivers from, the provisions of the Code of Business Conduct & Ethics, if any, made with respect to any of our directors and executive officers on our Internet site.

Appendix A

OXFORD HEALTH PLANS, INC.

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

I.	Statement of Principles

The Audit Committee of the Board of Directors of Oxford Health Plans, Inc. (together with its subsidiaries, the “Company”) is directly responsible for the appointment, compensation and oversight of the independent auditor of the Company. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that such services do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted this Audit and Non-Audit Services Pre-Approval Policy which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. This Policy, the terms used herein and the services that are permitted or prohibited hereunder shall be applied and interpreted consistent with applicable rules or standards of, and interpretations by, the Securities and Exchange Commission (the “SEC”), the Financial Accounting Standards Board or other regulatory or standard-setting bodies.

II.	Permitted Audit, Audit-Related, Tax and All Other Services

Prior to commencement of each audit engagement period, the Audit Committee shall pre-approve the Audit, Audit-related, Tax and All Other services that are to be provided by the independent auditor during the engagement period.

A.	Audit Services

The annual Audit services engagement terms and fees will be subject to the pre-approval of the Audit Committee. Audit services include the annual financial statement audit (including required quarterly reviews), subsidiary statutory audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly review. Audit services also include the attestation engagement for the independent auditor’s report on management’s report on internal controls for financial reporting. The Audit Committee will monitor the Audit services engagement as necessary and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

B.	Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions, accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”, assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities, financial audits of employee benefit plans, agreed-upon or expanded audit procedures required to respond to or comply with financial, accounting or regulatory reporting matters, and assistance with internal control reporting requirements.

C.	Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence.

D.	All Other Services

The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services and would not impair the independence of the auditor.

III.	Prohibited Non-Audit Services

The Company’s independent auditor may not provide any of the following non-audit services (as such services are defined in or interpreted under Rule 2-01 of Regulation S-X of the Securities Exchange Act of 1934):

a.	Bookkeeping or other services related to the Company’s accounting records or financial statements;

b.	Financial information systems design and implementation;

c.	Appraisal or valuation services, fairness opinions or contribution-in-kind reports;

d.	Actuarial services;

e.	Internal audit outsourcing services;

f.	Management functions;

g.	Human resources;

h.	Broker-dealer, investment advisor or investment banking services;

i.	Legal services; or

j.	Expert services unrelated to the audit.

IV.	Pre-Approval Fee Levels and Budgeted Amounts

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels or amounts will require specific pre-approval by the Audit Committee.

V.	Delegation

The Audit Committee hereby delegates the Chairman of the Audit Committee to pre-approve all non-audit services, including Audit-Related, Tax and All Other services, provided: (i) such services must be commenced prior to the next regularly scheduled meeting of the Audit Committee (as determined in the Chairman’s reasonable judgment); (ii) such non-audit services involve estimated fees that do not exceed $200,000; and (iii) the Chairman reports all such pre-approval decisions to the Audit Committee at its next regularly scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditors to management of the Company.

VI.	Supporting Documentation

With respect to each proposed pre-approved service, the independent auditor will provide detailed back-up documentation, which will be provided to the Audit Committee, as requested, regarding the specific services to be provided and an opinion that the services proposed to be pre-approved will not impair the independence of the independent auditors.

VII.	Procedures

All requests or applications for services to be provided by the independent auditor must be submitted to the Company’s Chief Financial Officer and must include a detailed description of the services to be rendered.

Date adopted by the Audit Committee: January 30, 2004

OXF-PS-04

PROXY	OXFORD HEALTH PLANS, INC.	PROXY

PROXY FOR 2004 ANNUAL MEETING ON JUNE 2, 2004 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles G. Berg, Chief Executive Officer, and Daniel N. Gregoire, Secretary, and each of them, attorneys with full power of substitution, to vote as directed below all shares of Common Stock of Oxford Health Plans, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2004 Annual Meeting to be held at the Trumbull Marriott, 180 Hawley Lane, Trumbull, CT 06611, on June 2, 2004, at 9:00 a.m. and at any adjournment or postponement thereof.

1. Election of Directors

Nominees for Class I Directors:	FOR Kent J. Thiry	WITHHOLD AUTHORITY to vote for Kent J. Thiry
	FOR Benjamin H. Safirstein, M.D.	WITHHOLD AUTHORITY to vote for Benjamin H. Safirstein, M.D.

2. Ratification of Ernst & Young LLP as Independent Auditors for Fiscal Year 2004.

FOR	AGAINST	ABSTAIN

3. Approval of Shareholder Proposals Relating to Tobacco Investments.

FOR	AGAINST	ABSTAIN

4. As such proxies may in their discretion determine in respect of any other business properly to come before said meeting (the Board of Directors knowing of no such other business).

The directors recommend a vote FOR items 1 and 2 and AGAINST item 3.

(Continued on reverse side)

(Continued from other side)

UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.

VOTE BY PROXY CARD: Date, sign and return to Proxy Services, EquiServe, PO Box 43010, Providence, RI 02940-3010.

(Please sign in the same form as name appears hereon. Executors and other fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.)	Dated	, 2004
Signature of Stockholder(s)

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS.